Exhibit 99.1

ATHLON ENERGY ANNOUNCES

NORTHERN MIDLAND BASIN ACQUISITIONS

FORT WORTH, Texas—(BUSINESS WIRE)—April 8, 2014—Athlon Energy (NYSE: ATHL) (“Athlon”, or the “Company”) today announced that it has entered into multiple definitive agreements with five unrelated third-party sellers to acquire certain producing properties and undeveloped acreage for an aggregate purchase price of $873 million in cash. The properties are 100% operated and are concentrated primarily on the western side of the northern Midland Basin in Martin, Upton, Andrews, and Glasscock counties, in proximity to the Company’s existing operating areas.

Acquisition Highlights:

•                  23,500 net acres with an average 97% working interest (73% net revenue interest)

•                  Current net production of approximately 4,800 BOE/d (67% oil)

•                  Privately negotiated transactions represent 99% of the combined value

•                  Net proved reserves based on the Company’s internal estimates of 31 MMBOE (39% PD)

•                  Total estimated net reserve potential of over 250 MMBOE

These properties will require one vertical rig drilling approximately 20 wells per year to hold the acreage, which the Company believes can be accomplished through reallocation of its existing eight vertical rig fleet. Athlon is currently operating one horizontal rig and plans to add its second horizontal rig at the end of April, as previously disclosed, add a third horizontal rig at the closing of the acquisitions, and now plans to accelerate to four operated horizontal rigs by early fourth quarter 2014.

“Today’s acquisitions exemplify Athlon’s core strategy of acquiring only high-quality properties, demanding strong economic returns, and applying extensive technical expertise to exploit our huge resource potential through the drill bit,” stated Bob Reeves, Chairman, President & Chief Executive Officer. “With our portfolio of premier assets, Athlon is proud to be a top-tier operator with exposure across the entire northern Midland Basin.”

Less than 20% of estimated vertical locations on the target properties have been drilled to-date and Athlon expects vertical development will represent years of low-risk growth potential:

•                  840 gross identified vertical drilling locations:

•                  320 gross 80-acre and 40-acre locations

•                  520 gross 20-acre locations

The Company also believes the assets are highly prospective for horizontal development with 425 identified gross potential locations in six zones including the Wolfcamp A & B, Lower and Middle Spraberry, Wolfcamp D, and Clearfork horizons:

•                  Wolfcamp A & B — 150 locations

•                  Lower and Middle Spraberry — 150 locations

•                  Wolfcamp D — 85 locations

•                  Clearfork — 40 locations

Including today’s announced acquisitions, Athlon has added approximately 36,000 net acres of leasehold since the time of its initial public offering. The Company’s pro forma acreage position stands at approximately 134,000 net acres, consisting by county of:

•                  61,000 net acres in Midland, Martin, & Other

•                  57,000 net acres in Howard

•                  16,000 net acres in Glasscock

The transactions are expected to close by or before June 2014.  The acquisitions are expected to be immediately accretive to cash flow per share and earnings per share as well as net asset value. The Company plans to fund the acquisitions with a combination of borrowings under its existing revolving credit facility and equity and debt capital markets transactions.

Athlon expects its revolving credit facility to increase from $525 million to $1 billion as a result of additional proved reserves added through its drilling program, and 2014 acquisitions.

Hedging Update:

Athlon has recently added fixed price hedges for future sales of oil production. The following table reflects Athlon’s current outstanding oil swap contracts, which are priced off NYMEX West Texas Intermediate (“WTI”) crude oil index prices:

NYMEX WTI	Average Bbls	Average Price
Oil Swaps	Per Day	Per Bbl

2014:

First Quarter	8,606	$92.70

Second Quarter	8,950	$92.71

Third Quarter	9,950	$92.52

Fourth Quarter	10,960	$92.31

2014 Average	9,624	$92.54

2015:

First Half	9,800	$90.90

Second Half	4,300	$91.11

2015 Average	7,027	$90.97

Conference Call Information:

The Company will host a brief conference call tomorrow, April 9, 2014 at 10:00 a.m. Central time to discuss the details of the acquisitions.  A brief presentation providing maps and other data relating to the acquisitions can be accessed on the Company’s website at www.athlonenergy.com

The conference call will broadcast live over the internet and instructions for listening to the call are shown below:

Title: Athlon Energy Midland Basin Acquisitions Conference Call

Date and Time: April 9, 2014 at 10:00 a.m. Central Time

Webcast: Listen to the live broadcast via www.athlonenergy.com

Telephone: Dial 1-866-383-8009 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 82523038.

A replay of the conference call will be archived and available via Athlon’s website at the above web address or by dialing 1-888-286-8010 and entering conference ID 63642871.  The replay will be available through April 23, 2014.  International callers can dial 617-597-5342 for the live broadcast or 617-801-6888 for the replay.

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Contact Information:

William Butler, 817-984-8200

Chief Financial Officer

InvestorRelations@athlonenergy.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including, without limitation,  the benefits of pending acquisitions and the closing thereof, expected borrowing base increases, and expected increases in drilling rigs represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. The transactions are subject to completion of due diligence and satisfaction of other customary closing conditions. Athlon’s estimates of proved reserves are based on internal analysis of production data provided by the sellers, as well as available geologic and other data, and the Company may revise its estimates following ownership of these properties.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Athlon’s filings with the United States Securities and Exchange Commission.  The risk factors and other factors noted in Athlon’s filings could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.